Exhibit 10.10	Promissory Note (Deferred Salary plus interest) issued September 21, 2009 by the Company to Rick Weidinger

PROMISSORY NOTE (Deferred Salary plus interest)

This Promissory Note (“Note”), dated as of June 16, 2009, is made pursuant to the Employment and Retention Agreement which was dated as of January 1, 2009 and entered into on June 16, 2009 (“Employment and Retention Agreement”) between Frederick W. Weidinger ("Lender") and Braintech, Inc., a Nevada corporation (“Borrower”).  This Note simply restates what was previously agreed to on June 16, 2009 when the Employment and Retention Agreement was signed.  This Note is made in exchange for Lender’s deferral of portions of his Salary commencing July 1, 2009, when Lender voluntarily consented to a 20% deferral of the cash portion of his Salary at Borrower’s request due to its cash situation.  Under the Employment and Retention Agreement, the cash portion of Lender’s Salary is $258,000.  In exchange for Lender’s deferrals of portions of his Salary, Borrower promises to pay to Lender all such deferrals, together with interest at the rate of five percent (5%) per annum, running from the due date of each installment of Salary deferred, which is the applicable pay date of each such Salary deferral.  This Note shall also apply to any other cash deferrals to which Lender may voluntarily consent upon Borrower’s request.

Payable: Each portion of this Note, namely the amount of Salary deferred from each applicable paycheck, is due and payable in full, together with accrued interest, on March 15, 2010, or such earlier date as Borrower’s cash position permits.  The parties intend that the deferral of compensation pursuant to this Note shall be exempt from Section 409A of the Internal Revenue Code.  Payments under the Note shall be subject to applicable withholding.

Interest Rate: Each portion of this Note, namely the amount of Salary deferred from each applicable paycheck, shall bear interest at the rate of five percent (5%) per annum, running in each case from each applicable paydate.  Interest shall continue to accrue until all principal and interest hereunder are paid in full.

Place of Payment: All payments due under this note shall be made at Borrower’s principal office, or at such other place as Lender may designate in writing.

Default: In the event of default, Borrower agrees to pay all costs and expenses incurred by Lender, including all reasonable attorney fees (including both hourly and contingent attorney fees as permitted by law) for the collection of this Note upon default.

Amendment; Waiver: No amendment of this Note shall be allowed unless by written agreement signed by both parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default.

Severability of Provisions: In the event that any provision of this Note is deemed unenforceable, all other provisions shall remain in full force and effect.

Choice of Law: This Note shall be interpreted under the laws of the Commonwealth of Virginia, without regard to conflict of laws.

Unfunded Obligation:  This Note constitutes an unfunded obligation of Borrower for income tax purposes.  Lender’s rights under the Note shall be no greater than those of a general unsecured creditor of Borrower.  The Note is not transferable or assignable pursuant to operation of law or otherwise.

BRAINTECH, INC.

By: _____________________________

Name: ___________________________

Title: ____________________________

Date: ____________________________